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                                  EXHIBIT 99.1

                       PRESS RELEASE, DATED JULY 29, 1997
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AT THE COMPANY                                FINANCIAL RELATIONS BOARD
Kenneth W. McVey                              Doug DeLieto       Brian Gill
President & Chief Executive Officer           (general info.)    (analyst info.)
USA: (703) 803-3260                                    (212) 661-8030
Ireland: 01.6760984

FOR IMMEDIATE RELEASE
JULY 29, 1997

                    FUISZ TECHNOLOGIES LTD. ANNOUNCES MAJOR
                 EXPANSION BY ACQUIRING CLONMEL HEALTHCARE LTD.

Chantilly, VA, July 29, 1997 -- Fuisz Technologies Ltd. (Nasdaq: FUSE), today announced that it has signed definitive agreements with the Cross Group to acquire all of the issued ordinary share capital of its subsidiary Clonmel Healthcare Ltd., the leading private manufacturer of pharmaceutical products in the Republic of Ireland.

Clonmel Healthcare Ltd. manufactures a range of prescription (Rx) and over the counter (OTC) products which are marketed by its own sales force in Ireland and by partners in Europe, Asia and USA. For the twelve months ended June 30, 1997, Clonmel's revenues were IRpound sterling 12.91 million (US$19.4 million) and its operating profit was IRpound sterling 1.08 million (US$1.62 million). Net assets as of June 30, 1997 were IRpound sterling 5.94 million (US$8.9 million).

The consideration will include the issue of one million Fuisz common shares which the owners of Clonmel have agreed to retain for at least twelve months and to retain at least fifty percent for a further twelve months. In addition IRpound sterling 8,335,000 (US$12,502,500) is payable in the form of non-interest bearing notes in three installments due in 1998, 1999 and 2000. The purchase price includes payment for services to be provided by the Cross Group to facilitate the smooth integration of the two companies.

Upon closure, which is expected to occur promptly, pending Government agencies' approvals, Daniel Tierney, Chairman and Chief Executive Officer (CEO) of the Cross Group will join the Board of Directors of Fuisz as a non-executive director and Donal Tierney, a Director of the Cross Group, will join Fuisz and become Acting CEO of Clonmel Healthcare Ltd.

Kenneth W. McVey, President and CEO of Fuisz, said "The acquisition of Clonmel Healthcare represents an important step in our overall strategy to establish a major manufacturing presence in Ireland to supply our increasing clientele for Fuisz products both in Europe and the USA. In addition, a number of Fuisz products nearing completion for marketing can now be marketed through Clonmel Healthcare's Rx and OTC divisions in Ireland as well as being supplied to our own pharmaceutical outlets and partners being established in major EU countries. We
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also expect two-way synergies with Pangea Ltd., the Fuisz private distribution network whose first Fuisz developed products will shortly be launched in the USA."

On a more personal note, Mr. McVey continued, "I am also very happy to have the experience of Daniel Tierney on the Fuisz Board and the presence of Donal Tierney as the Acting CEO of Clonmel Healthcare Ltd. This will ensure that Clonmel Healthcare's long established business with numerous important clients is maintained and enhanced." Finally, Mr. McVey commented, "We are very excited by the potential for immediate expansion at the Clonmel Healthcare site which will enable Fuisz proprietary production to be brought on stream in Ireland in the shortest possible time with obvious positive implications for our clients."

Daniel Tierney, Chairman and CEO of the Cross Group, stated, "I am delighted to be joining the Fuisz Board of Directors and excited by the expanding product technology base that Fuisz is bringing to Clonmel Healthcare Ltd. With this increased technological competence, the acquisition of which has been the stated objective of the Clonmel Healthcare Board of Directors, the opportunities for growth at the Clonmel Healthcare site will be strengthened and secured into the coming Millennium.

"I am also very happy that Donal Tierney will have overall responsibility for the Clonmel Healthcare business and that Larry Tuomey, Assistant Chief Executive of the Cross Group, has agreed to give Fuisz a significant portion of this time to ensure the most thorough integration of the Fuisz and Clonmel Healthcare business."

Fuisz Technologies Ltd. is engaged in the development and commercialization of a wide range of drug delivery and food applications, with facilities in Chantilly, Virginia and Dublin, Ireland.

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This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of Fuisz Technologies, Ltd. may differ materially due to a number of factors including, but not limited to, dependence on collaborative partners, risk of manufacturing scale-up, delays in introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."